Exhibit 10.31

December 1, 2014

Sudhir Agrawal

c/o Idera Pharmaceuticals, Inc.

167 Sidney Street

Cambridge, MA 02139

Dear Sudhir:

The purpose of this letter is to confirm the agreement between you and Idera Pharmaceuticals, Inc. (the “Company”) with respect to your new role with the Company and the implications of your new role under the terms of the Employment Agreement, dated October 19, 2005, as amended, between you and the Company (the “Employment Agreement”).

You and the Company have agreed that, effective as of December 1, 2014 (the “Effective Date”), you shall cease to serve as President and Chief Executive Officer of the Company and shall instead be employed as the President of Research of the Company. Your employment shall continue to be subject to and on the terms and conditions set forth in the Employment Agreement but for (i) the change in position and (ii) the agreement by you and the Company that your target bonus as referenced in Section 5(b) of the Employment Letter shall be fixed at 50% rather than the 20-70% range currently provided for in Section 5(b). In your role as President of Research, you shall have the duties and responsibility customarily assigned to the President of Research with such other duties not inconsistent therewith as may from time to time be assigned to you by the Chief Executive Officer and shall perform your duties and responsibilities subject to the direction and supervision of the Chief Executive Officer of the Company and the terms and conditions of the Employment Agreement. From and after the Effective Date, you shall report solely to the Chief Executive Officer.

You hereby acknowledge and agree that, notwithstanding anything to the contrary set forth in Section 6(e) of the Employment Agreement, the transition of your employment from President and Chief Executive Officer to President of Research of the Company, and the changes in your authority, duties, responsibilities and reporting structure associated with such event, shall not constitute Good Reason (as defined in the Employment Agreement) and that you will not and may not terminate your employment for Good Reason on the basis of such event and changes.

In consideration of the foregoing agreements, the Company hereby agrees that the vesting of any and all stock options held by you as of the date of this letter shall be accelerated such that, as of the date of this letter, such options shall be deemed vested to the extent such options would have been vested had you continued to be employed by the Company on October 19, 2017, and any portion of such options that remain unvested after giving effect to such acceleration shall continue to vest in accordance with their respective terms.

Except as modified by this letter, all other terms and conditions of the Employment Agreement shall remain in full force and effect. This letter may be executed in counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.

Please indicate your agreement with the foregoing by signing in the place provided below.

Very truly yours,

IDERA PHARMACEUTICALS, INC.

By:	/s/ James Geraghty
Name:	James Geraghty
Title:	Chairman of the Board

Acknowledged and agreed as of the date first written above:

/s/ Sudhir Agrawal
Sudhir Agrawal